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                                                                    EXHIBIT 23-C
                          Independent Auditors' Consent

The Board of Directors
Taisil Electronic Materials Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated February 9, 1999, relating to the balance sheet of Taisil Electronic Materials Corporation as of December 31, 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997, which report appears in the December 31, 1999 annual report on Form 10-K of MEMC Electronic Materials, Inc.

                                        /s/ KPMG Certified Public Accountants


Taipei, Taiwan
March 28, 2000

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